EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 2/2/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.11%	0.58%	1.76%
Class B Units	-0.13%	0.57%	1.68%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 2, 2007

The Grant Park Futures Fund sustained minor losses in the past week. Positions in the energy, currencies, and financials lost ground while gains came largely from stock indices and grains.

Short positions in fixed income suffered around the globe as the Federal Reserve statement released Wednesday was not what the bears were looking for. After the Federal Reserve kept rates at their current level, as expected, the statement “readings on core inflation have improved…” sent the fixed income markets higher as shorts covered their position. The lower than expected employment number released Friday added additional fuel to the short covering rally.

The currency sector was a slight loser with the yen posting the majority of that sector's losses. After the currency made a new four year low against the dollar early in the week, shorts and new buying caused a significant rally into week’s end as US Treasury Secretary Henry Paulson told the US Senate that he was watching the yen “very very closely.”

Short positions in the energies also sustained losses as both natural gas and crude oil rallied on the week. As an arctic air mass gripped most of the US forecasts, concerns over supply caused prices to rally hurting short positions. Crude oil rallied in sympathy along with news that the Saudis were increasing their production output to ease over supply concerns.

Long positions in stock indices were the major profit contributor on the week as virtually all global indices Grant Park trades, with the exception of Taiwan, rallied on the Federal Reserve’s benign interest rate comment.

Finally, long positions in the grain markets recorded gains as traders moved into the soy complex anticipating a reduction in soybean acreage. It is widely expected that farmers will be reducing their plantings in soybeans and shifting that over to corn to take advantage of the high price of corn brought on by the ethanol boom.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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